SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Central European Distribution Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

March 26, 2009

Dear Stockholder:

On behalf of the board of directors of Central European Distribution Corporation, or the Company, it is my pleasure to invite you to the 2009 annual meeting of stockholders. The annual meeting will be held on April 30, 2009, at 9:00 a.m., local time, at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, NY.

At the annual meeting, you will be asked to:

•	elect eight directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2009; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The Company’s management will also review the Company’s results for 2008, and respond to appropriate stockholder questions. You will find other detailed information about the Company and its operations, including its annual report on Form 10-K for the year ended December 31, 2008, and its audited consolidated financial statements, in the 2008 annual report to stockholders included with this proxy statement.

The board of directors has approved the matters being submitted by the Company for stockholder approval at the annual meeting and recommends that stockholders vote “FOR” all of such proposals. It is important that your views be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and promptly return it in the prepaid envelope.

Sincerely,

William V. Carey

Chairman, President and Chief Executive Officer

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(610) 660-7817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 2009

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of stockholders of Central European Distribution Corporation, a Delaware corporation, or the Company, will be held on April 30, 2009, at 9:00 a.m., local time, at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, NY.

At the annual meeting, you will be asked to:

•	elect eight directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2009; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Pursuant to the Company’s bylaws, the board of directors has fixed March 3, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at all adjournments or postponements that may take place. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement that may take place. A list of all stockholders entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours for a period of ten days before the annual meeting at the offices of the Company, located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004.

By Order of the Board of Directors,

James Archbold

Secretary

Bala Cynwyd, Pennsylvania

March 26, 2009

Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the board of directors. You may, if you wish, revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

(610) 660-7817

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

APRIL 30, 2009

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

The board of directors of Central European Distribution Corporation, a Delaware corporation, or the Company, is sending you this proxy statement and the accompanying proxy card in connection with its solicitation of proxies to be used at the 2009 annual meeting of stockholders. The annual meeting will be held on April 30, 2009, at 9:00 a.m., local time, at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, NY, and at any adjournments or postponements that may take place.

This proxy statement, the notice of annual meeting of stockholders, the proxy card and the Company’s annual report to stockholders were first mailed to stockholders on or about March 26, 2009.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders of record of the Company as of the close of business on March 3, 2009, will consider and vote on:

•	the election of eight directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	the ratification of the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2009; and

•	any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

In addition, the Company’s management will report on the performance of the Company during 2008 and respond to appropriate questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 3, 2009, are entitled to receive notice of the annual meeting of stockholders and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote personally at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 49,198,837 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain and vote a proxy from the institution that holds their shares. The Company has made proxy statements, proxies and annual reports available to the nominee institutions for delivery to “street name” stockholders.

Can I change my vote after I return my proxy card?

Yes.    Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of the board of directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth together with the description of each item in this proxy statement. The board recommends a vote:

•	“for” election of the nominated slate of eight directors (see page 3);

•	“for” ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors (see page 36).

With respect to any other matter that properly comes before the meeting or any adjournment or postponement that may take place, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of the Board of Directors’ Nominees to the Board of Directors. Assuming that a quorum is present, the affirmative vote of a plurality of the votes present in person or represented by proxy at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no impact on the election of directors except to the extent failure to vote for an individual results in another individual receiving a larger proportion of votes. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Ratification of Independent Auditors and Other Items. For the ratification of the independent auditors and any other item voted upon at the annual meeting, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have no effect on the outcome of the vote.

Who will bear the costs of soliciting proxies for the annual meeting?

The cost of soliciting proxies for the annual meeting will be borne by the Company. The Company has retained Broadridge Investor Communications Services to solicit proxies by use of the mails on the Company’s behalf for a fee of approximately $37,248. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Company, who will not receive any additional compensation for their services but will be reimbursed for the out-of-pocket expenses they incur. Proxies and proxy material will also be distributed at the expense of the Company by brokers, nominees, custodians and other similar parties.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder’s Meeting to Be Held on April 30, 2009.

This proxy statement and annual report to securityholders are available at http://cedcreports.pl.

ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS

(Proposal 1)

The entire board of directors currently consists of eight members. At the annual meeting, eight directors will be elected, each to serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. The following eight directors have been nominated for election as directors of the Company at the annual meeting: William V. Carey, David Bailey, N. Scott Fine, Marek Forysiak, Robert Koch, Jan W. Laskowski, Markus Sieger, and Sergey Kupriyanov.

Information is provided below with respect to the nominees for the board of directors. Unless otherwise specified on the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Carey, Bailey, Fine, Forysiak, Koch, Laskowski, Sieger and Kupriyanov. The board of directors anticipates that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Company’s bylaws, directors are elected by plurality vote. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTORS.

Nominees for Election as Directors

Name	Age	Position(s)
William V. Carey	44	Chairman, President and Chief Executive Officer
David Bailey	64	Director
N. Scott Fine	52	Director
Marek Forysiak	42	Director
Robert Koch	48	Director
Jan W. Laskowski	52	Director
Markus Sieger	43	Director
Sergey Kupriyanov	44	Director

Directors are elected to serve until they resign or are removed, or until their successors are elected. All directors are elected annually at the annual meeting of stockholders.

William V. Carey has served as Chairman, President and Chief Executive Officer of the Company since its inception in 1998. Mr. Carey began working for Carey Agri, a subsidiary of the Company, in 1990, and instituted and supervised the direct delivery system for CEDC’s nationwide expansion. Mr. Carey has 15 years experience heading distribution companies in Poland. Mr. Carey is a graduate of the University of Florida with a B.A. in economics.

David Bailey has been a director of the Company since December 2003. Mr. Bailey joined International Paper in 1968 and has held various levels of responsibility within that company including President IP Poland, and Managing Director Eastern Europe. He retired from International Paper in 2008, and is currently serving as a consultant for their Russian joint venture and has opened a private strategic planning consulting business for Poland and Russia. Also, he is Vice Chairman of the Board for Foundation Door Company, a US based company. In addition, he serves on the board of directors for the American Chamber of Commerce in Poland, Litewska Children’s Hospital Foundation, United Way Poland, and is a member of the Polish Business Roundtable. Mr. Bailey served in the United States Army and graduated with a Chemical Engineering Degree from Oregon State University.

N. Scott Fine has been a director of the Company since January 2003, and was previously a director during 2001. Mr. Fine is an investment banker at Scarsdale Equities, a New York based investment-banking firm. Mr. Fine has been involved in corporate finance for over 20 years. Previously, Mr. Fine was an investment banker at Fine Equities, focusing on small- to medium-cap companies and managing high net worth individuals and small institutions. Mr. Fine co-managed the Company’s initial public offering. He has also worked on a series of transactions domestically and internationally in the healthcare and consumer products area. Mr. Fine currently sits on the Deans Advisory Board for The University of Connecticut’s Neag School of Education at Storrs, Connecticut.

Marek E. Forysiak is nominated for election as a director at the annual meeting. Mr. Forysiak is the Chief Executive Officer of Renaissance Capital Consumer Finance Group, part of the Renaissance Capital Group based in Moscow, Russia. Mr. Forysiak’s international based career spans over 20 years, holding senior executive roles previously at both JP Morgan Chase and American International Group. Mr. Forysiak is also a retired Combat Veteran of the U.S. Army Reserves, with numerous awards including the Bronze Star. He is a graduate of Montclair State University and Columbia University Executive Management Program.

Robert P. Koch has been a director of the Company since February 2004. Mr. Koch is President and Chief Executive Officer of the Wine Institute. Prior to joining the Wine Institute, Mr. Koch held senior leadership positions in the U.S. Congress working for the House Majority Leader and House Majority Whip. He received his B.A. in Government and Politics from the University of Maryland in 1983.

Jan W. Laskowski has served as a director of the Company since its inception in 1998. Mr. Laskowski has lived and worked in Poland since 1991 and was involved at an Executive Management level in the successful start-up of two private Banks. From 1996 to February 1999, he was the Vice President and member of the management board of American Bank in Poland, where he was responsible for business development. Before coming to Poland, Mr. Laskowski worked in London for Bank Liechtenstein (UK) Ltd from 1989 to 1991. He began his career with Credit Suisse, also in London, where he worked for 11 years. Presently Mr. Laskowski is a founding partner and CFO of Landoor Architektura, a real estate development and architectural services company, in Poland.

Markus Sieger has been a director of the Company since August 2005 and holds a degree in Economics from the University of Applied Sciences for Business and Administration Zurich. He started his career in 1981 with Zurich Insurance Group where he specialized in information systems and organizational projects. In 1994, he joined fincoord and is today managing partner of fincoord and iscoord. He is a Director of various companies such as ITI Holdings S.A., Grupa Onet.pl S.A., Nutricia Polska, Proceq, Vektor, Mageba, BBR and others.

Sergey Kupriyanov has been a director since March 2008, as contemplated by the Share Purchase and Sale Agreement, dated March 11, 2008, among the Company, White Horse Intervest Limited, Bols Sp. z o.o. and William V. Carey, which governs the Company’s acquisition of 85% of the capital stock of Copecresto Enterprises Limited from White Horse. Mr. Kupriyanov is a shareholder of White Horse and a director of Copecresto, and Mr. Kupriyanov has entered into an employment agreement with a subsidiary of Copecresto pursuant to which he serves as the general director of that subsidiary. Mr. Kupriyanov has served as Chief Executive Officer of Parliament Group, an affiliate of Copecresto, since 2003. Mr. Kupriyanov began working at ZAO Firm “Urozhay,” a subsidiary of Parliament Group, in 1991 as Deputy Chief Executive Officer. Mr. Kupriyanov has 17 years of experience heading alcohol-related companies in Russia. Mr. Kupriyanov is a graduate of Moscow State Technical University n.a. N.E. Bauman (MSTU) and has a degree in engineering.

Director Independence and Other Matters

The board of directors has determined each of the following directors to be an “independent director” as such term is defined in Rule 4200(a) (15) of the listing standards of the National Association of Securities Dealers, or NASD: David Bailey, Marek Forysiak, Robert Koch, Jan W. Laskowski, N. Scott Fine and Markus Sieger.

The board of directors has also determined that each member of the three committees of the board meets the independence requirements applicable to those committees prescribed by the NASD and the Securities and Exchange Commission, or SEC.

The Company encourages but does not require members of the board of directors to attend the annual meetings. All of the members of the board that were directors at such time attended the Company’s 2008 annual meeting.

Committees of the Board of Directors and Meetings

The board of directors held 14 meetings in 2008, in addition to acting by unanimous written consent 2 times. Each incumbent director attended at least 75% of the total number of meetings of the board and meetings of the committees of the board on which he served in 2008.

The board of directors has three standing committees, an audit committee (which is a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act), a compensation committee and a nominating and corporate governance committee. The functions performed by the committees are summarized below. All of the members of the three committees are independent directors as defined by Rule 4200(a)(15) of the NASD’s listing standards.

Audit Committee. The audit committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the audit committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Messrs. Housh, Sieger and Laskowski currently constitute the audit committee. Mr. Housh currently serves as the chairman of the audit committee. Mr. Housh has not been nominated for re-election to the board of directors at the annual meeting. The board has determined that Mr. Laskowski qualifies as an “audit committee financial expert” as defined in Items 401(h) and 407(d)(5) of Regulation S-K, and that each of the members of the audit committee is independent in accordance with applicable NASD standards and SEC rules and regulations. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee appoints, compensates, retains and oversees the work of the firm of independent auditors employed by the Company to conduct the annual audit examination of the Company’s financial statements. The members meet with the independent auditors and financial management to review the scope of the proposed audit for the year, the audit procedures to be utilized, audit fees, and, at the conclusion of the audit, the audit reports. In addition, the audit committee reviews the financial statements, the related footnotes and the independent auditors’ report thereon and makes related recommendations to the board as the audit committee deems appropriate. The audit committee met 8 times during 2008. The report of the audit committee is set forth beginning on page 8 of this proxy statement.

Compensation Committee. The compensation committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the compensation committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The compensation committee’s responsibilities include (i) making recommendations to the board of directors on salaries, bonuses and other forms of compensation for the Company’s officers and other key management and executive employees, (ii) administering the Company’s 2007 Stock Incentive Plan, referred to herein as the Option Plan, and (iii) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. Messrs. Laskowski, Housh and Bailey currently constitute the compensation committee, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the NASD’s listing standards. Mr. Housh has not been nominated for re-election to the board of directors at the annual meeting. Mr. Laskowski serves as the chairman of the compensation committee. The compensation committee held 4 meetings during 2008. The report of the compensation committee is set forth beginning on page 9 of this proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the nominating and corporate governance committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The nominating and corporate governance committee monitors the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at the Company’s annual meetings of stockholders. The committee also recommends to the board candidates for filling positions on the board resulting from the death or resignation of directors. The committee also recommends directors for appointment to the committees of the board. In addition, the committee reviews and assesses the adequacy of the Company’s corporate governance principles and, if appropriate, develops and recommends to the board of directors additional corporate governance principles. These responsibilities include oversight of the process of evaluating the performance of the board, its committees and individuals directors, maintenance of the Company’s succession plan, convening executive sessions of the board of directors at which no members of management or other representatives of the company are present and recommending to the board of directors a candidate for Lead Director. The current Lead Director is Mr. Bailey. Messrs. Bailey, Koch and Laskowski currently constitute the nominating and corporate governance committee, each of whom is an “independent director” as defined by rule 4200 (a)(15) of the NASD’s listing standards. Messr. Bailey serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee held 3 meetings in 2008.

The information contained in the reports of the audit committee and the compensation committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

AUDIT COMMITTEE REPORT

The audit committee members are Tony Housh, Jan Laskowski and Markus Sieger, each of whom meets the independence and experience requirements set forth in Rule 4200(a)(15) of the listing standards of NASD. The audit committee held 8 meetings during 2008.

To ensure independence, the audit committee also meets separately with the Company’s independent public accountants, internal auditor and other members of management. In addition, the audit committee reviewed and discussed the audited financial statements with management. The audit committee met with the Company’s independent public accountants 5 times during 2008. These meetings were separate from full board of directors meetings and the audit committee discussed with the independent public auditors matters required to be discussed by Statement on Auditing Standards 61. The audit committee has received the written disclosures and the letter from the independent public auditors required by applicable requirements of the Public Company Accounting Oversight Board concerning independence and has discussed the independence of the independent public auditors with them. Based on its review and discussions with the independent public auditors and with management, the audit committee has recommended to the board that the audited financial statements for the year ended December 31, 2008, be included in the Company’s annual report on Form 10-K.

Respectfully submitted,

Audit Committee

Tony Housh

Markus Sieger

Jan Laskowski

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2009 Annual Meeting of Stockholders.

Respectfully submitted,

Compensation Committee

Jan Laskowski

Tony Housh

David Bailey

ADDITIONAL INFORMATION

Director Compensation in 2008

The following table sets forth information regarding the compensation of the directors of the Company for the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash		Option Awards ($)		Total ($)
Jan Laskowski (1)	$44,500.00		$112,684	(10)	$157,184
Tony Housh (2)	$44,500.00		$96,920	(11)	$141,420
Scott Fine (3)	$30,000.00		$51,010	(12)	$81,010
David Bailey (4)	$47,250.00	(8)	$89,023	(13)	$136,273
Robert Koch (5)	$30,000.00		$56,573	(14)	$86,573
Markus Sieger (6)	$34,500.00		$81,617	(15)	$116,117
Sergey Kupriyanov (7)	$23,999.99	(9)	$62,385	(16)	$86,384.99

(1)	At December 31, 2008, Mr. Laskowski had 108,499 options outstanding.
(2)	At December 31, 2008, Mr. Housh had 91,837 options outstanding. Mr. Housh has not been nominated for re-election to the board of directors at the annual meeting.
(3)	At December 31, 2008, Mr. Fine had 15,062 options outstanding.
(4)	At December 31, 2008, Mr. Bailey had 55,249 options outstanding.
(5)	At December 31, 2008, Mr. Koch had 37,998 options outstanding.
(6)	At December 31, 2008, Mr. Sieger had 37,374 options outstanding.
(7)	At December 31, 2008, Mr. Kupriyanov had 10,000 options outstanding.
(8)	Fees paid to Mr. Bailey for the fiscal year ended December 31, 2008, were prorated to reflect his designation as Lead Director on March 11, 2008.
(9)	Fees paid to Mr. Kupriyanov for the fiscal year ended December 31, 2008, were prorated to reflect his election to the board of directors on March 13, 2008.
(10)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2008. The grant date fair value of option awards granted in 2008, calculated in accordance with FAS 123(R), was $ 219,305. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2008 audited financial statements.
(11)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2008. The grant date fair value of option awards granted in 2008, calculated in accordance with FAS 123(R), was $ 181,165. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2008 audited financial statements.
(12)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2008. The grant date fair value of option awards granted in 2008, calculated in accordance with FAS 123(R), was $ 95,350. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2008 audited financial statements.
(13)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2008. The grant date fair value of option awards granted in 2008, calculated in accordance with FAS 123(R), was $ 209,770. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2008 audited financial statements.

(14)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2008. The grant date fair value of option awards granted in 2008, calculated in accordance with FAS 123(R), was $ 114,420. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2008 audited financial statements.
(15)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2008. The grant date fair value of option awards granted in 2008, calculated in accordance with FAS 123(R), was $ 152,560. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2008 audited financial statements.
(16)	The amounts in this column reflect the dollar amount recognized as expense for financial statement purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) for stock option awards thus may include amounts from awards granted in and prior to 2008. The grant date fair value of option awards granted in 2008, calculated in accordance with FAS 123(R), was $ 181,550. A discussion of the assumptions used in calculating this value may be found in Note 10 to our 2008 audited financial statements.

Director Compensation

On June 11, 2008, the board of directors of the Company approved, effective immediately, revisions to the annual fees granted for serving as a member of the board of directors. The revisions from the terms that were in effect at the end of 2007 raised the base director’s fee payable to members of the board of directors residing in Europe from $30,000 per year to $36,000 per year. The base director’s fee payable to members of the board of directors that do not reside in Europe and the additional fees payable to the chairmen of the board of directors and the audit and compensation committees of the board of directors, as well as the additional fees payable to the Lead Director, have not been raised.

Each European-based director is entitled to receive an annual fee of $36,000 for serving as a member of the board of directors. Each non-European-based director is entitled to receive an annual fee of $30,000 for serving as a member of the board of directors. The chairmen of the audit committee and the compensation committee are each entitled to receive an additional annual fee of $10,000. The Lead Director and chairman of the nominating and corporate governance committee is entitled to receive an additional annual fee of $15,000. In addition to the director fee, the Chairman of the board of directors is entitled to receive an annual fee of $20,000. The Company reimburses directors for out-of-pocket travel expenses relating to their service on the board of directors.

The initial grant of options to purchase shares of the Company’s common stock to newly-elected members of the board of directors is 5,000 shares. The base annual option grant made to each member of the board of directors of the Company is 5,000 shares per year. The additional annual option grant made to the chairman of the board of directors is 7,500 shares per year. The additional annual option grant made to the chairman of the audit committee of the board of directors is 3,500 shares per year, while the additional annual option grant made to each member of the audit committee of the board of directors is 3,000 shares per year. The additional annual option grant made to the chairman of the compensation committee of the board of directors is 2,500 shares per year, while the additional annual option grant made to each member of the compensation committee of the board of directors is 1,000 shares per year. The Lead Director and chairman of the nominating and corporate governance committee receives an additional annual grant of options to purchase 5,000 shares per year, while the additional annual option grant made to each member of the nominating and corporate governance committee is 1,000 shares per year. The options granted annually to directors vest fully in two years, and have a ten year term.

Mr. Sergey Kupriyanov, a current director and nominee for election to the board of directors at the annual meeting, has entered into an employment agreement with OOO Parliament Distribution, a wholly-owned subsidiary of Copecresto, pursuant to which he serves as the general director of OOO Parliament Distribution. Pursuant to this employment agreement, for his services as general director Mr. Kupriyanov receives an annual salary of 12,500,000 Russian Rubles, which has a value of approximately $504,649 based on current exchange rates.

Director Nomination Process

On February 25, 2008, the board of directors re-designated the nominating committee as the nominating and corporate governance committee. The nominating and corporate governance committee currently consists of Messrs. Bailey, Koch and Laskowski, each of whom is independent as defined in Rule 4200(a)(15) of the listing standards of the NASD. Although the nominating and corporate governance committee has not established specific minimum requirements for director nominee candidates, in assessing qualifications, it will consider various criteria, including (1) such candidate’s independence (consistent with the NASD’s listing standards), (2) whether such candidate is a director, consultant or employee of any competitor of the Company, (3) such candidate’s other obligations and time commitments and location and how such factors may impact on his or her ability to attend meetings of the board in person and (4) any other NASD or SEC requirements, such as financial literacy or financial expertise with respect to audit committee members.

The nominating and corporate governance committee has two primary methods for identifying candidates beyond those proposed by the Company’s stockholders. On a periodic basis, the nominating and corporate governance committee solicits ideas for possible candidates from a number of sources, including members of the board of directors, senior-level management, individuals personally known to the members of the board and research, including publications, database and Internet searches. In addition, the nominating and corporate governance committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates. To date, the nominating and corporate governance committee has not engaged third parties to identify or evaluate or assist in identifying potential director nominees.

To date, except as discussed below, the Company has not received any recommendations from stockholders that were not subsequently voluntarily withdrawn by such stockholder requesting the board or any of its committees to consider a nominee for inclusion among the board’s slate of nominees. Accordingly, the nominating and corporate governance committee has not adopted, and the board of directors is of the view that it need not, adopt a formal policy by which the Company’s stockholders may recommend director nominees. However, the nominating and corporate governance committee will consider nominees recommended by stockholders if such recommendations are made in compliance with the Company’s bylaws and applicable SEC rules and regulations. The Company’s bylaws provide that a stockholder must provide written notice delivered to the Company’s secretary at the Company’s principal executive office not later than the date that corresponds to 120 days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. In addition, such stockholder notice must include (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company’s common stock owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (v) any other information relating to such person that is required to be included in the proxy statement (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, as it appears on the Company’s books, and (ii) the class and number of shares of the Company’s stock which are beneficially owned by such stockholder. The stockholder notice must also comply with all applicable SEC rules and regulations.

The Company anticipates that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the nominating and corporate governance committee may prefer nominees who are personally known to the existing directors and officers and whose reputations are highly regarded.

As a result of the Company’s acquisition of Botapol Holding B.V., which was completed on August 17, 2005, Takirra Investment Corporation N.V. has the right to designate one member to the Company’s board of directors for as long as it owns at least 50% of the original number of shares of common stock issued to it in connection with the acquisition. Mr. Markus Sieger has been and remains the designee of Takirra Investment Corporation N.V., and the nominating and corporate governance committee has recommended to the board of directors that he be nominated for re-election to the board of directors.

As a result of the Company’s acquisition of 85% of the share capital of Copecresto Enterprises Limited from White Horse Intervest Limited and certain of its affiliates, Direct Financing Limited, an affiliate of White Horse Intervest Limited, has the right to designate one member to the Company’s board of directors for so long as (1) Direct Financing Limited and each of its permitted transferees together hold at least 80% of the shares of Company common stock it received as consideration in the acquisition and (2) at least 50% of the share capital of White Horse Intervest Limited and 50% of the share capital of Direct Financing Limited is held, directly or indirectly, by the same beneficial shareholder. Mr. Sergey Kupriyanov has been and remains the designee of Direct Financing Limited, and the nominating and corporate governance committee has recommended to the board of directors that he be nominated for re-election to the board of directors.

All of the nominees for director being voted upon at the annual meeting are directors standing for re-election.

Communications with the Board of Directors

Although the Company has not developed formal processes by which stockholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the board either generally or in the care of the Chief Executive Officer, Secretary or another corporate officer is forwarded to all members of the board of directors, has served the board’s and the Company’s stockholders’ needs. There is no screening process, and all stockholder communications that are received by officers for the board’s attention are forwarded to the board. In the future, the board of directors may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s website, any communication to the board should be mailed to the board, in care of the Company’s Secretary, at the Company’s corporate headquarters at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication.

Code of Conduct

The Company has adopted a Code of Conduct that applies to the Company’s employees, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions) and directors. The Company’s Code of Conduct is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Any changes or waivers to the Code of Conduct for the Company’s principal executive officer, principal financial officer or principal accounting officer or persons performing similar functions will be disclosed on the Company’s website.

Executive Officers

On November 12, 2007, the Board of Directors adopted a formal policy of annually reviewing the Company’s Succession Policy for the CEO, COO, CFO and Board Chairman.

The names, ages, current positions held and date from which the current position was held of all executive officers of the Company are set forth below.

Name	Age	Position(s)	Position Since
William V. Carey	44	Chairman, President and Chief Executive Officer	1997

Evangelos Evangelou	41	Vice President and Chief Operating Officer	1998

James Archbold	48	Vice President and Director of Investor Relations	2002

Christopher Biedermann	41	Vice President and Chief Financial Officer	2005

The following sets forth the business experience, principal occupations and employment of each of the executive officers who do not serve on the board of directors.

Evangelos Evangelou joined the Company in September 1998 as Vice President and Chief Operating Officer. From October 1993 until July 1998, Mr. Evangelou was Assistant Manager and General Manager of Louis Poland Sp. z o.o., where he was responsible for the operations of all food and beverage outlets within Warsaw International Airport. Prior to coming to Poland, Mr. Evangelou was in food and beverage management in the United Kingdom and Cyprus. Mr. Evangelou is a university graduate of New York Institute of Technology, N.Y.

James Archbold joined the Company in January 2002 as Vice President, Corporate Secretary and Director of Investor Relations. From August 1996 through January 1998, he held the position of National Sales Director for Domestic Brands for Carey Agri, a subsidiary of the Company. Prior to joining the Company, he worked in Poland for AIG/Lincoln, a real estate development company, as Director of Marketing and Leasing. Prior to coming to Poland in 1995, he worked in the retail brokerage industry in New York for five years. Mr. Archbold holds an M.A. degree from Columbia University.

Christopher Biedermann joined the Company in January 2005 as Chief Financial Officer. From February 2003 through December 2004, Mr. Biedermann held the position of country finance manager with General Electric Consumer & Industrial, Poland, where he managed the finance function for three production plants in Poland, which responsibilities included management of manufacturing finance and controllers group. From May 1998 to January 2003, Mr. Biedermann held a number of positions with Coca—Cola Hellenic Bottling Company (HBC) S.A. From March 2001 to January 2003, he held the position of country chief financial officer and operations manager with Coca—Cola HBC S.A., Slovenia. From November 2000 to March 2001, he worked with Coca—Cola HBC, London, UK where he worked as part of a team to develop business overview and financials for long-term credit rating applications and road show presentations for certain securities issuances. In 2000, he held the position of commercial finance manager for Coca—Cola HBC, Poland. Mr. Biedermann has an M.B.A. from the University of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee. The Compensation Committee of the board of directors (the “Committee”) assists the board of directors of the Company in discharging its responsibilities relating to compensation of the Company’s executive officers and supervision of the Company’s stock option plans. The Committee reports to the board of directors and is responsible for:

•	developing guidelines for, and reviewing the compensation and performance of, the Company’s executive officers;

•	evaluating the executive officers’ performance in light of these goals and objectives; and

•	making recommendations to the board of directors regarding the management contracts of executive officers when they are proposed or renewed.

The Committee also is responsible for approving the compensation of the Chief Executive Officer.

Compensation Philosophy and Objectives. The Company seeks to pay its executive officers total compensation that is competitive with other companies of comparable size and complexity. Generally, the types of compensation and benefits provided to the Chief Executive Officer and other executive officers are comparable to those provided to other executive officers of small cap and mid-cap, publicly traded and similarly sized companies in the industry in which the Company operates.

The compensation policies of the Company are designed to:

•	attract, motivate and retain experienced and qualified executives,

•	increase the overall performance of the Company,

•	increase stockholder value, and

•	incentivize the executive officers to achieve the highest level of Company financial performance.

While the Company seeks to maintain competitive compensation arrangements for its executives, it also strongly believes that the competitiveness of the compensation packages should be based on the total compensation achievable by the executive officers and that a substantial portion of that compensation should be linked to the performance of the Company. Accordingly, the executive compensation packages provided to the Chief Executive Officer and the other executive officers are structured to include, in addition to base salary and relatively modest fringe benefits, options. A substantial portion of the compensation packages for executive officers is in the form of stock options, which are intended to incentivize executive officers to achieve long-term growth in the price of the Company’s common stock, and annual cash bonus opportunities, which are intended to reward executive officers for meeting annual financial performance goals. Overall compensation levels are set such that, for executive officers to achieve a competitive compensation level, there must be both growth in the market price of the Company’s common stock and growth in the Company’s earnings and revenues at rates that equal or exceed the recent growth rate of the Company’s earnings and revenues.

The Committee believes that executive officer compensation should seek to align the interests of executives with those of the Company’s stockholders, by seeking to reward long-term growth in the value of the Company’s common stock and to reward the achievement of annual financial goals by the Company. The incentive components of compensation, stock options and annual cash bonuses, for executive officers are linked solely to corporate financial performance and not individual goals. This is intended to keep the executive team focused on the core goal of overall corporate performance.

When setting or recommending compensation levels, the Committee considers the overall performance of the Company, the individual performance of each of the executive officers, and their individual contributions to and ability to influence the Company’s performance, and also seeks to encourage teamwork amongst the executives. The Committee believes that the level of base salaries plus bonuses and stock options, and fringe and other benefits, of executives should generally be managed to compete with other public and private companies of comparable size and complexity. The Committee bases its determinations on a variety of factors, including the personal knowledge of market conditions that each member of the Committee has gained in his own experience managing businesses in Poland and Central Europe, salary surveys available to the Company, the knowledge of the Chief Executive Officer and other executives as to local market conditions, and information learned regarding the compensation levels at companies acquired by the Company and individual negotiation with the executive officers. The Committee does not formally benchmark against specific companies or industries, but rather exercises an amount of discretion in setting compensation levels, utilizing the general knowledge of its members. The Committee periodically evaluates the types and levels of compensation paid by the Company to ensure that it is able to attract and retain qualified executive officers and that their compensation remains comparable to compensation paid to similarly situated executives in comparable companies.

The following describes in more specific terms the elements of compensation that implement the compensation philosophy and objectives described above, with specific reference to compensation earned by the named executive officers for 2008.

Base Salaries. Base salaries of executive officers are determined at the time a person initially becomes an executive officer by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace at that time for executive talent, including a comparison to base salaries for comparable positions (considered in the context of the total compensation paid by such companies). Salaries are reviewed from time to time thereafter, generally in connection with the expiration of employment agreements or when other considerations warrant such consideration in the discretion of the Committee and board of directors, considering the foregoing factors as well as the executive’s performance and the other factors considered in setting total compensation described above. The Company has historically maintained a policy of setting base salary at the lower end of market levels in preference to emphasizing the incentives provided by the executive bonus and stock option programs. Our executive officers working in Poland also serve on the boards of certain of our subsidiaries, for which local law requires that they be paid a modest stipend.

When salary adjustments are considered, they are made in the context of the total compensation for executive officers, consistent with the core principles discussed earlier in this Compensation Discussion and Analysis. In each case, the participants involved in recommending and approving salary adjustments, the board of directors and the Chief Executive Officer, with respect to certain executive officers, and the board of directors with respect to the Chief Executive Officer, consider the performance of each executive officer, including consideration of new responsibilities and the previous year’s corporate performance. Individual performance evaluations take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy and knowledge of market conditions, and salary adjustments are determined in the discretion of the Committee and the board of directors. Salaries paid in 2008 were set in amendments to each executive officer’s employment agreement effective June 11, 2008. In addition, on June 11, the Committee recommended, and the board of directors approved, the payment of certain supplements to the salary and bonus earned in 2008 by each of the executive officers of the Company that reside in Poland and whose salaries and bonuses are paid in U.S. Dollars. Because of the significant decline in the value of the U.S. Dollar against the Polish Zloty in 2008, the real value of those executive officers’ salaries and bonuses declined significantly as well. These supplements were meant to make up at least part of that lost value based on historical Dollar-Zloty exchange rates. The board of directors authorized aggregate supplemental payments to Mr. Carey, Mr. Evangelou and Mr. Biedermann of $53,922, $38,418 and $29,974, respectively, paid out in four installments in May, June, July and August of 2008.

Bonuses. The Company has historically paid annual bonuses to its executive officers based on corporate performance, as measured by reference to factors which the Committee believes reflect objective performance criteria over which management generally has the ability to exert some degree of control. This policy was formalized in 2001 with the adoption of the Company’s executive bonus plan. The Company establishes a cash bonus pool for each year and the interest in such pool, if earned, for each of the executive officers. The proportionate interest in the cash bonus pool for each such executive officer is based upon, among other things, the Committee and board of director’s assessment of each officer’s level of responsibility within the Company, expertise and ability to influence improvements in the Company’s financial results, and tenure. The factors impacting the determination of an officer’s proportionate interest in the cash bonus pool are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy and knowledge of market conditions, in the discretion of the Committee and the board of directors.

Under the Company’s executive bonus plan for 2008, the size of the bonus earned related to the amount of the Company’s earnings before net interest expense, net income tax, net other financial expense (income), minority interest, depreciation and amortization (“adjusted EBITDA”) measured against a target adopted by the board of directors. The adjusted EBITDA target is set by the board of directors, based on the recommendation of the Committee, based on an analysis of financial projections at the outset of each fiscal year. For purposes of the executive bonus plan, the Company believes that a measure which excludes the items indicated is an appropriate measure of executive performance, as it focuses on the performance of the core operations of the Company, before items as to which the performance of the executives may have less influence. For 2008, the adjusted EBITDA target amount was $157.5 million.

For 2008, the Company’s adjusted EBITDA was $204.6 million, which exceeded the target amount set for 2008 in the beginning of the year.1 The Committee and the board of directors determined in June 2008 to set the size of the bonus pool for 2008 at $1,450,000.

Pursuant to the executive bonus plan, in 2008, the Committee and the board of directors determined that:

•	Mr. Carey, the Chief Executive Officer, earned a bonus of $749,650

•	Mr. Evangelou, the Chief Operating Officer, earned a bonus of $398,750

•	Mr. Biedermann, the Chief Financial Officer, earned a bonus of $287,100 and

•	Mr. Archbold, the Director of Investor Relations, earned a bonus of $159,500

[1]	For 2008, adjusted EBITDA was calculated as follows:

2008 (in thousands)
Net income	$(16,951)
Income tax	12,952
Net interest expense	50,360
Net financial expense / (income)	132,936
Minority interest	10,483
Depreciation and amortization	14,786

Adjusted EBITDA	$204,566

The Company’s executive bonus plan was changed in 2007. In January 2007, the board of directors determined, upon the recommendation of the Committee, to change the plan. The plan was updated and regularized to reflect the evolution of the Company in recent years, from a purely distribution business focused on Poland to one engaged in distribution and production with an international outlook, the growth in the size and complexity of its operations, and the increased responsibility of the executive officers. The board of directors established larger base aggregate cash bonus pool amounts, the methodology for determining the actual amount of the cash bonus pool that will be earned in a given year, the executive officers that will participate in the plan and the percentage interest each executive officer will have in the amount of the pool that is earned. For 2008, the aggregate amount of the cash bonus pool is $1,450,000, and this aggregate amount will be determined on an annual basis in subsequent years. The bonus plan participants are Messrs. Carey, Evangelou, Biedermann and Archbold, and any payouts from the bonus pool in a given year will be allocated 47% to Mr. Carey, 25% to Mr. Evangelou, 18% to Mr. Biedermann and 10% to Mr. Archbold. The potential proportionate pay-outs from the bonus pool are intended to recognize, generally, the level of responsibility and potential contribution of each officer to the results of the Company, on an annual basis. Accordingly, Mr. Carey, as Chief Executive Officer, would receive the highest percentage payout from the bonus pool.

For 2009, if the Company’s adjusted EBITDA for the fiscal year:

•	is less than 80% of the target adjusted EBITDA for the year set by the Committee (the “Target EBITDA”), no bonus will be earned under the plan,

•	is 80% or more, but less than 90%, of the Target EBITDA for the year, 50% of the base aggregate cash bonus for that year will be earned by participants in the plan,

•	is 90% or more, but less than 100%, of the Target EBITDA for the year, 80% of the base aggregate cash bonus for that year will be earned by participants in the plan,

•	is 100% or more, but less than 110%, of the Target EBITDA for the year, 100% of the base aggregate cash bonus for that year will be earned by participants in the plan, and

•	is 110% or more of the Target EBITDA for the year, 110% of the base aggregate cash bonus for that year will be earned by participants in the plan.

Target EBITDA is set by the board of directors, upon the recommendation of the Committee, based on the Company’s business plan to reflect continued growth of the Company’s business. We do not disclose Target EBITDA for future years because we believe this data is confidential and competitively sensitive. The board of directors and the Committee set the Target EBITDA at levels they consider to be reasonably attainable assuming performance consistent with budget. Target EBITDA is intended to be attainable but challenging. We believe that if financial targets were not attainable, the plan will lose the motivational effect it was designed to achieve and payouts will lag behind market levels. Each year since the executive bonus plan was first implemented, the Company has achieved at least the lowest target EBITDA threshold. In each year but 2001, the highest Target EBITDA was exceeded.

Stock Options. A third component of executive officers’ compensation is options to purchase shares of common stock issued pursuant to the Option Plan. The Committee or the full board of directors grants stock options to the Company’s executives in order to align their interests with the interests of the stockholders. The Company also structures option grants to comply with Rule 16b-3 under the Exchange Act. In 2008, option grants to the Company’s directors and executive officers were made by the full board of directors. Stock options are considered by the Company to be an effective long-term incentive because the executives’ gains are linked to increases in stock value, which in turn provides stockholder gains. Options are granted to executive officers upon their commencement of employment with the Company and annually thereafter, on the first day of the year. After the initial employment grants, the Company historically has granted options to executive officers on the same day each year and does not coordinate option grant timing with the release of material non-public information. The options generally are granted at an exercise price equal to the closing market price of the common stock on the day before the grant. The maximum option term is ten years. The full benefit of the options is realized only as a result of appreciation of the stock price in future periods, thus providing an incentive to create value for the Company’s stockholders through appreciation of stock price. Beginning in 2007, the Company extended the vesting schedule for the options granted to executive officers, from one year to two years, which the Company believes makes the option grants a more effective retention incentive.

Stock option grants made to the executive officers in 2008 reflect the significant individual contributions they are expected to make to the Company’s operations and implementation of the Company’s development and growth programs, and the amounts of such grants were determined based on the same considerations discussed above in the context of setting salaries and annual bonuses. The amount of options granted is not tied to a formula or comparable company target ranges, but rather determined periodically in the discretion of the Committee and the board of directors consistent with the compensation philosophy described above.

Setting Executive Compensation. Base salaries and other compensation for the Chief Executive Officer and other executive officers are set by the board of directors following recommendation by the Committee and reflect a number of elements including recommendations by Mr. Carey as to the other executive officers based on evaluation of their performance and the other factors described above. The Committee works closely with Mr. Carey in establishing compensation levels for the other executive officers. Mr. Carey and the individual executive typically engage in discussions regarding the executive’s salary, and Mr. Carey reports on such discussions and makes his own recommendations to the Committee. The Committee will separately discuss with Mr. Carey any proposed adjustment to his own compensation. The Committee reports to the board of directors on all proposed changes in executive compensation, after it has formed a view on appropriate adjustments, and makes recommendations for consideration of the board of directors for the Chief Executive Officer and the other executive officers. The board of directors considers such recommendations and, thereafter, sets the compensation level for Mr. Carey, subject to the approval of the Committee, and for the other executive officers. Salary levels and other aspects of compensation for executive officers historically have been set forth in employment agreements having terms of three years.

The Committee is charged with the responsibility for approving the compensation package for the Chief Executive Officer. The Chief Executive Officer is not present during voting or deliberation on his performance or compensation.

In recognition of the recent growth of the Company and its entrance into production and into new markets, a comprehensive review of the executive compensation program for the Chief Executive Officer and other executive officers was undertaken, beginning in the second half of 2006 and concluding in 2008, to adjust all three principal elements of the compensation packages. The changes were intended to recognize the added complexity of managing the Company resulting from such growth, and to provide appropriate incentives to achieve the increased business goals set by the Company for its new markets. The Committee also considered the expense associated with stock options, and the impact of the volatility in the Company’s stock on that expense, and determined in 2007 to reduce the size of annual option grants to executive officers, and increase salary and cash bonus incentives.

The board of directors or the Committee can exercise the right to modify any recommended adjustments or awards to the executive officers which, as discussed above, was done in 2007 in respect of the executive bonus plan. The Chairman of the Committee, in connection with the Chairman and the Lead Director of the Board of Directors, conducts an informal annual review of the performance of the executives, and evaluates the performance of the executives collectively.

Employment Agreements. Each of the executive officers of the Company is party to an employment agreement setting forth, among other things, his base salary, the number of options he is entitled to be granted annually, and his percentage participation in the annual payouts of the aggregate cash bonus pool under the executive bonus plan, all such amounts having been determined as described in this Compensation Discussion and Analysis. The Company currently enters into employment agreements with its executive officers because it generally believes that, in respect of key executive officers, there is a significant value in its competitive markets to setting out compensation and fringe benefit expectations in a writing, maintaining appropriate non-competition, non-solicitation of employees and confidentiality agreements with key executives, and agreeing post-termination payments and other obligations. These employment agreements, which also set out the revised salaries and option entitlements in future years, are described in more detail under the caption “Employment Agreements.”

Beneficial Security Ownership of Directors and Executive Officers

The Company believes that it is in the best interests of the Company’s stockholders for the Company’s directors and executive officers to own common stock of the Company, thereby aligning their interests with the interests of the Company’s stockholders. To this end, on March 11, 2008, the board of directors established targets for the minimum amounts of our common stock that our directors and executive officers should beneficially own. The ownership obligation for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. The Chairman and Chief Executive Officer has a stock ownership obligation of four (4) times the amount comprised of his annual base salary and the annual board fee paid to him. Each of the other directors and executive officers has a stock ownership obligation of two (2) times their annual board fee or their annual base salary, as the case may be.

Current directors have three years in which to fulfill their obligations and current officers have four years. Current directors have to meet at least 50% of their obligation by the end of the second year after the adoption of this policy and current officers have to meet at least 50% of their obligation by the end of the third year after the adoption of this policy.

New members of the board of directors would have to meet 50% of their obligation by the end of their first year on the board and would have to meet 100% of their obligation by the end of their second year on the board of directors. New executive officers would have to meet 50% of their obligation by the end of their second year of employment and would have to fulfill 100% of their obligation by the end of their third year of employment.

Each of our directors and executive officers is currently in compliance with these obligations or has made meaningful progress towards compliance.

Taxation and Accounting Matters.

The Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Generally, the Company expects that compensation paid to its executive officers will be fully deductible for federal income tax purposes. However, in certain situations, the Company may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). As discussed earlier in this Compensation Discussion and Analysis, the adoption of FASB Statement 123(R) led the Committee and board of directors to reconsider the balance of the various components of the compensation package for its executive officers, and to emphasize cash components of compensation in future periods to a greater extent than in past years, with an offsetting reduction in the amount of options granted.

The following table summarizes the total compensation awarded to or earned by its Chief Executive Officer, Chief Financial Officer and its two other executive officers for the years ended December 31, 2006, 2007 and 2008 (the “named executive officers”).

Name and Principal Position	Year	Salary		Bonus		Option Awards(1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William V. Carey	2008	$646,487	(2)(3)	$53,922	(4)	$1,134,375	(3)	$749,650	$174,775	(5)	$2,759,209
Chairman, President, and Chief Executive Officer	2007	$479,014	(6)(8)	$43,395	(7)	$777,650	(8)	$329,000	$125,503	(9)	$1,754,562
	2006	$305,500	(10)(11)			$578,762		$282,000	$143,300	(12)	$1,309,562

Evangelos Evangelou	2008	$400,620	(2)	$38,418	(4)	$537,900		$398,750	$78,829	(13)	$1,454,517
Vice President and Chief Operating Officer	2007	$290,074	(6)	$27,217	(7)	$400,444		$175,000			$892,735
	2006	$182,812	(10)			$285,863		$150,000	$31,612	(14)	$650,287

Christopher Biedermann	2008	$317,325	(2)	$29,974	(4)	$448,250		$287,100	$61,008	(15)	$1,143,657
Vice President and Chief Financial Officer	2007	$225,121	(6)	$19,844	(7)	$305,100		$126,000			$676,065
	2006	$137,606	(10)			$217,800		$108,000			$463,406

James Archbold	2008	$210,000				$396,701		$159,500	$27,694	(16)	$793,895
Vice President and Director of Investor Relations	2007	$170,000				$286,031		$70,000			$526,031
	2006	$110,000				$204,188		$60,000			$374,188

(1)	As of January 1, 2006, the Company adopted SFAS No. 123(R) “Share-Based Payment” requiring the recognition of compensation expense in the Condensed Consolidated Statements of Income related to the fair value of its employee share-based options. SFAS No. 123(R) revises SFAS No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) is supplemented by SEC Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment”. SAB No. 107 expresses the SEC staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations including the valuation of share-based payments arrangements. Amounts reflect the dollar amount of compensation cost relating to option awards recognized for financial statement reporting purposes in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating these values may be found in Note 10 to our 2008 audited financial statements.
(2)	Includes $178,506, $114,132 and $83,738 in fees paid to Mr. Carey, Mr. Evangelou and Mr. Biedermann, respectively, for serving on the management boards of certain of our subsidiaries.
(3)	Includes $54,500 in fees paid (under “Salary”) and $238,375 in stock options granted (under “Option Awards”) to Mr. Carey for serving as the chairman of the board of directors in 2008.
(4)	Represents a supplement to salary and bonus earned in 2008 paid to the executive officers that reside in Poland and are compensated in U.S. Dollars. Because of the significant decline in the value of the U.S. Dollar against the Polish Zloty, on June 11, 2008 the Compensation Committee recommended, and the board of directors approved, payment of supplemental cost-of-living (“COLA”) payments to make up at least part of the loss in real value of that dollar-denominated compensation that is paid to those executive officers living in Poland.
(5)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $107,085 for housing, security and housing-related expenses, the use of a company car ($29,694 per year paid by the company) and payments for medical insurance, school fees for his child, travel and home leave, and club memberships.
(6)	Includes $162,014, $80,121 and $103,466 in fees paid to Messrs. Carey, Biedermann and Evangelou, respectively, for serving on the management boards of certain of our subsidiaries.
(7)	Represents a one-time supplement to salary and bonus earned in 2007 paid to the executive officers that reside in Poland and are compensated in U.S. Dollars. Because of the significant decline in the value of the U.S. Dollar against the Polish Zloty, on March 11, 2008 the Compensation Committee recommended, and the board of directors approved, payment of one-time supplements to make up at least part of the loss in real value of that dollar-denominated compensation that is paid to those executive officers living in Poland.
(8)	Includes $50,000 in fees paid (under “Salary”) and $110,750 in stock options granted (under “Option Awards”) to Mr. Carey for serving as the chairman of the board of directors in 2007.
(9)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $36,000 for housing, $45,000 for housing-related expenses, the use of a company car (lease payments of $31,045 per year, made by the company) and payments for school fees for his child, travel and home leave, and club memberships.
(10)	Includes $39,648, $52,812 and $17,606 in fees paid to Mr. Carey, Mr. Evangelou and Mr. Biedermann, respectively, for serving on the management boards of certain of our subsidiaries.

(11)	Includes $19,000 in fees paid (under “Salary”) and $88,712 in stock options granted (under “Option Awards”) to Mr. Carey for serving as the chairman of the board of directors in 2006.
(12)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $36,000 for housing, $45,000 for housing-related expenses, the use of a company car (lease payments of $27,300 per year, made by the company) and payments for school fees for his child, travel and home leave, and club memberships.
(13)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $43,224 per year, made by the company) and payments for mobile phone, medical and other insurance.
(14)	Represents $31,612 paid in Polish taxes on Mr. Evangelou’s behalf.
(15)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $27, 196 per year, made by the company) and payments for mobile phone and medical insurance.
(16)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs, including the use of a company car (lease payments totaling $5,229.14 in 2008, made by the company) and payments for mobile phone, club membership and medical insurance for Mr. Archbold and his family ($14,628 in 2008).

Grants of Plan-Based Awards During 2008

The following table sets forth information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2008:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
William V. Carey	1/1/2008				50,000	$58.08	$896,000
	5/1/2008				12,500	$60.92	$238,375
		$340,750	$681,500	$749,650

Christopher Biedermann	1/1/2008				25,000	$58.08	$448,250
		$130,500	$261,000	$287,100

Evangelos Evangelou	1/1/2008				30,000	$58.08	$537,900
		$181,250	$362,500	$398,750

James Archbold	1/1/2008				22,125	$58.08	$396,701
		$72,500	$145,000	$159,500

Employment Agreements

William V. Carey serves as the President and Chief Executive Officer of the Company and Carey Agri. Mr. Carey’s employment agreement with the Company, which commenced on August 1, 2004, and was last amended on June 11, 2008, will expire on December 31, 2009. Pursuant to the terms of his employment agreement, he was paid an annual base salary at the rate of $557,948 per year for 2008 and received grants of options on January 1, 2008 to purchase 50,000 shares of common stock and grants of options on January 1, 2009 to purchase 50,000 shares of common stock. Pursuant to the June 2008 amendment, he will receive an annual base salary of $607,948 for 2009. Beginning in 2007, the vesting period of grants to Mr. Carey of stock options was increased from one year to two years after the grant date. Beginning in 2008, the term of grants to Mr. Carey of options increased from five years to ten years. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Carey is entitled to receive 47% of the aggregate cash bonus pool payable to all participants under the Company’s executive bonus plan for each of the fiscal years 2008 and 2009. The executive bonus plan is described in detail under “Compensation Discussion and Analysis” above. In addition, Mr. Carey is entitled to up to $128,000 annually as special benefits to help cover the cost of housing, school fees for his child, home leave, security, family flight tickets and club memberships. All payments to Mr. Carey will be subject to increase or decrease based on movements within a specified band of the Polish Zloty – U.S. Dollar exchange rate. Mr. Carey participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2008, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Carey received health insurance coverage, a company mobile phone and a company car from Carey Agri. The health insurance coverage payments by Carey Agri were $8,976.81 in 2008.

Mr. Carey may terminate his employment agreement for “good reason”, which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Carey’s responsibilities and duties. The Company may terminate the agreement if Mr. Carey becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause”, which includes Mr. Carey’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Carey may terminate Mr. Carey’s employment for any reason other than those described above by giving 12 months’ notice. The agreement will terminate automatically upon Mr. Carey’s death.

If the agreement is terminated due to Mr. Carey’s death, or by the Company due to Mr. Carey’s disability or for cause, or by Mr. Carey other than for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Carey the “accrued obligations,” which include (i) base salary accrued but unpaid through the date of termination, (ii) earned but unpaid annual bonus for periods with respect to which the performance periods have been closed, (iii) accrued but unused paid time off or sick pay, (iv) business expenses reimbursement, or (v) any other compensation or benefits owed or provided by the Company pursuant to its plans and arrangements.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Carey terminates for good reason, within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Carey the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation that would have otherwise been paid to him during the remaining term of the agreement. The Company must also pay or provide to him such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination.

If Mr. Carey’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Carey obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Carey becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Carey with such fringe benefits will cease.

The effect of a termination of employment of Mr. Carey following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Evangelos Evangelou serves as the Chief Operating Officer of both the Company and Carey Agri. Mr. Evangelou’s employment agreement with the Company, which commenced on September 16, 2004, and was last amended on June 11, 2008, will expire on December 31, 2009. Pursuant to the terms of his employment agreement, he was paid an annual base salary at the rate of $389,299 per year for 2008 and received grants of options to purchase 30,000 shares of common stock on January 1, 2008. He will receive an annual base salary of $429,299 for 2009 and received a grant of options to purchase 30,000 shares of common stock on January 1, 2009. Beginning in 2007, the vesting period of Mr. Evangelou’s stock option grants was increased from one year to two years after the grant date. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Evangelou is entitled to receive 25% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for each of the fiscal years 2008 and 2009. All payments to Mr. Evangelou will be subject to increase or decrease based on movements within a specified band of the Polish Zloty – U.S. Dollar exchange rate. Mr. Evangelou participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2008, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Evangelou received health insurance coverage, a company mobile phone and a company car from Carey Agri. The health insurance coverage payments by Carey Agri were $8,976.81 in 2008.

Mr. Evangelou may terminate his employment agreement for “good reason”, which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Evangelou’s responsibilities and duties. The Company may terminate the agreement if Mr. Evangelou becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause”, which includes Mr. Evangelou’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Evangelou may terminate Mr. Evangelou’s employment for any reason other than those described above by giving 12 months’ notice. The agreement will terminate automatically upon Mr. Evangelou’s death.

If the agreement is terminated due to Mr. Evangelou’s death, or by the Company due to Mr. Evangelou’s disability or for cause, or by Mr. Evangelou other than for good reason, the Company must pay Mr. Evangelou the accrued obligations.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Evangelou terminates it for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Evangelou the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation that would have otherwise been paid to him during the remaining term of the agreement. The Company must also pay or provide to him such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination.

If Mr. Evangelou’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Evangelou obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Evangelou becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Evangelou with such fringe benefits will cease.

The effect of a termination of employment of Mr. Evangelou following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

James Archbold serves as the Company’s Vice President, Secretary and Director of Investor Relations. Mr. Archbold’s employment agreement with the Company, which commenced on October 1, 2004, and was last amended on June 11, 2008, will expire on December 31, 2009. Pursuant to the terms of his employment agreement, he was paid an annual base salary at the rate of $210,000 per year for 2008 and received grants of options to purchase 22,125 shares of common stock on January 1, 2008. He will receive an annual base salary of $230,000 for 2009 and received a grant of options to purchase 22,125 shares of common stock on January 1, 2009. Beginning in 2007, the vesting period of Mr. Archbold’s stock option grants was increased from one year to two years after the grant date. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Archbold is entitled to receive 10% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for each of the fiscal years 2008 and 2009. In addition, Mr. Archbold is entitled to up to $3,000 annually as special benefits to help cover the cost of club memberships. Mr. Archbold participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2008, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Archbold received health insurance coverage, and a company mobile phone from the Company. The health insurance coverage payments by the Company were $14,628 in 2008.

Mr. Archbold’s employment can be terminated by either party on six months’ notice. The Company may terminate the agreement if Mr. Archbold becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause”, which includes Mr. Archbold’s willful refusal to follow written orders of the board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. The agreement will terminate automatically upon Mr. Archbold’s death.

If the agreement is terminated due to Mr. Archbold’s death, or by the Company or Mr. Archbold for any of the reasons described above, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Archbold the accrued obligations.

The effect of a termination of employment of Mr. Archbold following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Christopher Biedermann serves as the Chief Financial Officer of both the Company and Carey Agri. Mr. Biedermann’s employment agreement with the Company, which commenced on January 17, 2005, and was last amended on June 11, 2008, will expire on December 31, 2009. Pursuant to the terms of his employment agreement, he was paid an annual base salary at the rate of $301,193 per year for 2008 and received grants of options to purchase 25,000 shares of common stock on January 1, 2008. He will receive an annual base salary of $341,193 for 2009 and received a grant of options to purchase 25,000 shares of common stock on January 1, 2009. Beginning in 2007, the vesting period of Mr. Biedermann’s stock option grants was increased from one year to two years after the grant date. The exercise price for each such grant is the closing price of a share of the Company’s common stock on the trading day immediately preceding the grant date. Mr. Biedermann is entitled to receive 18% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for each of the fiscal years 2008 and 2009. All payments to Mr. Biedermann will be subject to increase or decrease based on movements within a specified band of the Polish Zloty – U.S. Dollar exchange rate. Mr. Biedermann participates in benefit plans and fringe benefits available to all other senior executives of the Company. In 2008, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Biedermann received health insurance coverage, a company mobile phone and a company car. The health insurance coverage payments by Carey Agri were $8,976.81 in 2008.

Mr. Biedermann may terminate his employment agreement for “good reason”, which means the Company’s failure to perform or observe any of the material terms or provisions of the employment agreement which continues for 30 days after written notice or a material reduction in the scope of Mr. Biedermann’s responsibilities and duties. The Company may terminate the agreement if Mr. Biedermann becomes incapacitated for more than six months. In addition, the Company may terminate the agreement for “cause”, which includes

Mr. Biedermann’s willful refusal to follow written orders of the Company’s board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature that relates to the performance of his duties under the agreement, conviction of a felony involving moral turpitude or continued failure to perform (for a period of 45 days after written notice from the board of directors) his required duties to the satisfaction of the board of directors. Either the Company or Mr. Biedermann may terminate Mr. Biedermann’s employment for any reason other than those described above by giving 12 months’ notice. The agreement will terminate automatically upon Mr. Biedermann’s death.

If the agreement is terminated due to Mr. Biedermann’s death, or by the Company due to Mr. Biedermann’s disability or for cause, or by Mr. Biedermann other than for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Biedermann the accrued obligations.

If the Company terminates the employment agreement other than for cause, disability or death, or if Mr. Biedermann terminates it for good reason, then within 10 days of such termination (or such earlier date as may be required by applicable law) the Company must pay Mr. Biedermann the accrued obligations. In addition, the Company must pay him within 30 days of termination a lump sum amount equal to the base salary, bonuses and incentive compensation that would have otherwise been paid to him during the remaining term of the agreement. The Company must also pay or provide to him such other amounts or benefits due under the employment agreement at such times as they would otherwise be payable or provided. For these purposes, he will be considered to be entitled to an annual cash bonus equal to the average of the bonuses he earned during the two years immediately preceding the termination.

If Mr. Biedermann’s employment is terminated, he will not be required to mitigate amounts payable to him under the terms of the agreement by seeking other employment. However, if Mr. Biedermann obtains subsequent employment, any amount earned by him will be offset against the Company’s remaining payment obligations. Likewise, if pursuant to such subsequent employment Mr. Biedermann becomes eligible to participate in fringe benefits substantially similar to those provided for in the agreement, the Company’s obligation, if any, to continue to provide Mr. Biedermann with such fringe benefits will cease.

The effect of a termination of employment of Mr. Biedermann following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Under the Company’s executive bonus plan for 2008, the size of the bonus earned depended upon the amount of the Company’s earnings before net interest expense, net income tax, net other financial expense (income), depreciation and amortization (“adjusted EBITDA”) measured against a target adopted by the board. The adjusted EBITDA target is set by the board of directors, based on the recommendation of the Committee, based on an analysis of financial projections at the outset of each fiscal year. For 2008, the adjusted EBITDA target amount was $157.5 million. For 2008, the Company’s adjusted EBITDA was $204.6 million, which exceeded the target set for 2008 in the beginning of the year.

Pursuant to the executive bonus plan for 2008, the Committee and the board of directors determined that the executive officers earned the bonus paid to them in the table above. See “Compensation Discussion and Analysis” for more information.

Base salaries and other compensation for the Chief Executive Officer and other executive officers are set by the board of directors following recommendation by the Committee and reflect a number of elements including recommendations by Mr. Carey as to the other executive officers based on evaluation of their performance and the other factors described above. A substantial portion of the compensation packages for executive officers is in the form of stock options, which are intended to incentivize executive officers to achieve long-term growth in the price of the Company’s common stock and annual cash bonus opportunities, which are intended to reward executive officers for meeting annual financial performance goals. Overall compensation levels are set such that, for executive officers to achieve a competitive compensation level, there must be both growth in the market price of the Company’s common stock and growth in the Company’s earnings and revenues at rates that equal or exceed the recent growth rate of the Company’s earnings and revenues. See “Compensation Discussion and Analysis” for more information.

Option Grants

During 2008, the Company granted options to purchase a total of 18,750 shares of common stock, and a total of 38,129 Restricted Stock Units to its non-executive employees, and options to purchase 139,625 shares of common stock to the individuals listed in the table above. In addition, options to purchase 51,000 shares of common stock were granted to non-employee directors during 2008. All options were granted at exercise prices equal to the fair market value of the Company’s common stock on the date of grant. The options granted to the individuals listed in the Summary Compensation Table fully vest two years from the date of grant, and have a 10 year term, except for those granted to William Carey prior to 2008, which have a 5 year term.

Outstanding Equity Awards At Fiscal Year-End (December 31, 2008)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
	20,250			13.65	3-May-09
	67,500			19.69	31-Dec-10
	20,250			24.75	2-May-10
	67,500			26.76	31-Dec-11
	20,250			27.37	1-May-11
	67,500			29.70	31-Dec-12
		12,500	(1)	30.74	30-Apr-12
		50,000	(2)	58.08	1-Jan-18
William V. Carey		12,500	(3)	60.92	1-May-18

	10,000			16.63	30-Nov-14
	20,000			26.76	31-Dec-16
	30,000			29.70	31-Dec-17
Chris Biedermann		25,000	(4)	58.08	1-Jan-18

	30,000			14.05	1-Jan-14
	39,375			19.69	31-Dec-15
	39,375			26.76	31-Dec-16
	39,375			29.70	31-Dec-17
Evangelos Evangelou		30,000	(5)	58.08	1-Jan-18

	3,000			5.49	31-Dec-13
	33,750			14.05	31-Dec-14
	33,750			7.85	29-Apr-13
	25,312			14.05	1-Jan-14
	28,125			19.69	31-Dec-15
	28,125			26.76	31-Dec-16
	28,125			29.70	31-Dec-17
James Archbold		22,125	(6)	58.08	1-Jan-18

(1)	The 12,500 options granted to Mr. Carey will fully vest on April 30, 2009.
(2)	The 50,000 options granted to Mr. Carey will fully vest on January 1, 2010.
(3)	The 12,500 options granted to Mr. Carey will fully vest on May 1, 2010.

(4)	The 25,000 options granted to Mr. Biedermann will fully vest on January 1, 2010.
(5)	The 30,000 options granted to Mr. Evangelou will fully vest on January 1, 2010.
(6)	The 22,125 options granted to Mr. Archbold will fully vest on January 1, 2010.

Option Exercises and Stock Vested during 2008

The following table presents information about options exercises by the named executive officers

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
William V. Carey	76,687	$1,020,520.51
Christopher Biedermann	10,000	$267,600.00
Evangelos Evangelou	—	—
James Archbold	—	—

Potential Payments Upon Termination of Employment

The Company’s agreements with its executive officers provide for certain payments upon termination. Set forth below is information on the aggregate amounts that each such executive officer would have received had he been terminated on the last business day of 2008. See “Employment Agreements” above for additional information regarding the terms of the employment agreements with the executive officers of the Company.

Generally, the material terms and payment provisions under the employment agreements of named executive officers, including those that relate to payments upon termination of employment, were the result of individual negotiations with the relevant officer over the terms of his employment, and the potential payments under these arrangements were not separately considered from the entire compensation package contemplated by the employment agreement. Our compensation committee considers these potential payments upon termination of employment as one portion of total potential compensation, but such payments do not materially or directly influence the decisions made regarding other aspects of compensation.

Termination of Employment Not in Connection with a Change in Control

Mr. Carey would have received aggregate compensation of approximately $1,482,373 if his employment terminated other than for cause, death or disability or if Mr. Carey terminated his employment with good reason on the last business day of 2008 and if such termination was not in connection with a change in control (as defined under “Termination of Employment in Connection with a Change in Control”). The aggregate compensation amount would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	one year’s salary ($557,948);

(iii)	the bonus he would have earned under the 2008 executive bonus plan ($749,650);

(iv)	the options he would have been granted in 2009, which would hold no immediate value for the purposes of this calculation because the exercise price of those options would be set at the closing price of the Company’s common stock on the trading day immediately preceding the grant date; and

(v)	the maximum amount payable under his employment agreement for housing, security and housing-related expenses ($107,085), the use of a company car ($29,694) and payments for medical insurance, school fees for his child, travel and home leave, and club memberships.

Mr. Evangelou would have received aggregate compensation of approximately $ 788,049 if his employment terminated other than for cause, death or disability or if Mr. Biedermann terminated his employment with good reason on the last business day of 2008 and if such termination was not in connection with a change in control. The aggregate compensation amount would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	one year’s salary $($389, 299);

(iii)	the bonus he would have earned under the 2008 executive bonus plan ($398,750); and

(iv)	the options he would have been granted in 2009, which would hold no immediate value for the purposes of this calculation because the exercise price of those options would be set at the closing price of the Company’s common stock on the trading day immediately preceding the grant date.

Mr. Archbold would have received aggregate compensation of approximately $0 if his employment terminated on the last business day of 2008 for any reason not in connection with a change in control, comprised of accrued obligations.

Mr. Biedermann would have received aggregate compensation of approximately $ 588,293 if his employment terminated other than for cause, death or disability or if Mr. Biedermann terminated his employment with good reason on the last business day of 2008 and if such termination was not in connection with a change in control. The aggregate compensation would have been comprised of:

(i)	accrued obligations (valued at $0);

(ii)	one year’s salary ($301,193);

(iii)	the bonus he would have earned under the 2008 executive bonus plan ($287,100); and

(iv)	the options he would have been granted in 2009, which would hold no immediate value for the purposes of this calculation because the exercise price of those options would be set at the closing price of the Company’s common stock on the trading day immediately preceding the grant date.

Termination of Employment in Connection with a Change in Control

The employment agreements of Messrs. Carey, Evangelou, Archbold and Biedermann provide additional compensation (referred to below as “CIC Termination Payments”) if the applicable executive’s employment with the Company is terminated under certain circumstances in connection with a “change of control” of the Company.

For these purposes, a “change in control” of the Company will occur if:

(i)	any person acquires voting securities of the Company that represent 40% or more of the combined voting power of the Company’s then outstanding voting securities, excluding certain acquisitions by the Company and related entities or their employee benefit plans and certain acquisitions otherwise excluded in this definition;

(ii)	individual members of the board of directors as of June 11, 2008, referred to below as “Incumbent Members,” and individuals whose election to the Company’s board of directors or nomination for election by the Company’s stockholders is approved by the Incumbent Members, cease to constitute at least a majority of the board of directors;

(iii)

the Company consummates a merger, consolidation, reorganization or business combination, or a sale or disposition of substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent at least 40% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and (B) after which more than 40% of the members of the board of directors of the successor entity were members of the Company’s board of directors as of June 11, 2008, and (C) after which no person or group beneficially owns voting securities representing 40% or more of the combined voting power of the successor entity; or

(iv)	a liquidation or dissolution of the Company.

CIC Termination Payments. Messrs. Carey, Evangelou, Biedermann and Archbold are entitled to CIC Termination Payments if their employment is terminated without cause or if they terminate their employment with “CIC good reason” (as defined below) within one year of a change in control of the Company. In addition, Messrs. Carey, Evangelou, Biedermann and Archbold are entitled to CIC Termination Payments if their employment is terminated without cause or if they terminate with CIC good reason prior to such a change in control. However, in connection with a termination prior to a change in control, Messrs. Carey, Evangelou, Biedermann and Archbold must reasonably demonstrate that the termination (or the applicable CIC good reason event) is related to a third party who had indicated an intention or had taken steps reasonably calculated to effect a change in control, and a change in control involving such third party (or a party competing with such third party to effectuate a change in control) occurred within six months of the termination date.

If Mr. Carey terminated his employment on the last business day of 2008 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Carey would have received aggregate compensation of approximately $ 2,628,661.22, excluding any gross-up payments, upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Carey’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($2,615,196) (calculated pursuant to a valuation formula set forth in the employment agreement); and

(iii)	direct payment of premiums under the group health plan for continued health coverage for eighteen months ($13,465.22).

In addition, if Mr. Carey was entitled to receive CIC Termination Payments, the unvested options to purchase 75,000 shares of the Company’s common stock held by Mr. Carey would have vested. The accelerated value of these options is not included in the aggregate compensation figure above for Mr. Carey because the exercise price of these options exceeded the price of a share of the Company’s common stock on the last business day of 2008. Mr. Carey also would have received a gross-up payment to the extent of any excise tax imposed by Section 4999 of the Internal Revenue Code in connection with amounts and benefits payable to him pursuant to the agreement.

For Mr. Carey, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of Mr. Carey’s responsibilities and duties for the Company or Carey Agri; (iii) the relocation of Mr. Carey’s employment to a facility or a location more than 30 miles from Mr. Carey’s then present location and more than 30 miles from Mr. Carey’s then present residence, without his consent; or (iv) a material reduction in Mr. Carey’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

If Mr. Evangelou terminated his employment on the last business day of 2008 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Evangelou would have received aggregate compensation of approximately $ 1,589,563.22 excluding any gross-up payments, upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Evangelou’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($1,576,098) (calculated pursuant to a valuation formula set forth in the employment agreement); and

(iii)	direct payment of premiums under the group health plan for continued health coverage for eighteen months ($13,465.22).

In addition, if Mr. Evangelou was entitled to receive CIC Termination Payments, the unvested options to purchase 30,000 shares of the Company’s common stock held by Mr. Evangelou would have vested. The accelerated value of these options is not included in the aggregate compensation figure above for Mr. Evangelou because the exercise price of these options exceeded the price of a share of the Company’s common stock on the last business day of 2008. Mr. Evangelou also would have received a gross-up payment to the extent of any excise tax imposed by Section 4999 of the Internal Revenue Code in connection with amounts and benefits payable to him pursuant to the agreement.

For Mr. Evangelou, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of Mr. Evangelou’s responsibilities and duties for the Company or its subsidiary; (iii) the relocation of Mr. Evangelou’s employment to a facility or a location more than 30 miles from Mr. Evangelou’s then present location and more than 30 miles from Mr. Evangelou’s then present residence, without his consent; or (iv) a material reduction in Mr. Evangelou’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

If Mr. Biedermann terminated his employment on the last business day of 2008 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Biedermann would have received aggregate compensation of approximately $ 1,190,051.22 excluding any gross-up payments, upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Biedermann’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($1,176,586) (calculated pursuant to a valuation formula set forth in the employment agreement); and

(iii)	direct payment of premiums under the group health plan for continued health coverage for eighteen months ($13,465.22).

In addition, if Mr. Biedermann was entitled to receive CIC Termination Payments, the unvested options to purchase 25,000 shares of the Company’s common stock held by Mr. Biedermann would have vested. The accelerated value of these options is not included in the aggregate compensation figure above for Mr. Biedermann because the exercise price of these options exceeded the price of a share of the Company’s common stock on the last business day of 2008. Mr. Biedermann also would have received a gross-up payment to the extent of any excise tax imposed by Section 4999 of the Internal Revenue Code in connection with amounts and benefits payable to him pursuant to the agreement.

For Mr. Biedermann, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of Mr. Biedermann’s responsibilities and duties for the Company or its subsidiary; (iii) the relocation of Mr. Biedermann’s employment to a facility or a location more than 30 miles from Mr. Biedermann’s then present location and more than 30 miles from Mr. Biedermann’s then present residence, without his consent; or (iv) a material reduction in Mr. Biedermann’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

If Mr. Archbold terminated his employment on the last business day of 2008 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Archbold would have received aggregate compensation of approximately $ 760,942 excluding any gross-up payments, upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Archbold’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($739,000) (calculated pursuant to a valuation formula set forth in the employment agreement); and

(iii)	direct payment of premiums under the group health plan for continued health coverage for eighteen months ($21,942).

In addition, if Mr. Archbold was entitled to receive CIC Termination Payments, the unvested options to purchase 22,125 shares of the Company’s common stock held by Mr. Archbold would have vested. The accelerated value of these options is not included in the aggregate compensation figure above for Mr. Archbold because the exercise price of these options exceeded the price of a share of the Company’s common stock on the last business day of 2008. Mr. Archbold also would have received a gross-up payment to the extent of any excise tax imposed by Section 4999 of the Internal Revenue Code in connection with amounts and benefits payable to him pursuant to the agreement.

For Mr. Archbold, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of Mr. Archbold responsibilities and duties for the Company; (iii) the relocation of Mr. Archbold’s employment to a facility or a location more than 30 miles from Mr. Archbold’s then present location and more than 30 miles from Mr. Archbold’s then present residence, without his consent; or (iv) a material reduction in Mr. Archbold’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common stock as of March 23, 2009 (or as of the date indicated in the footnotes below): (i) by each person who is known by the Company to beneficially own more than 5% of the common stock; (ii) by each of the named executive officers of the Company; (iii) by each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group. All information in this section is given on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned		Percent of Shares Outstanding (5)
Directors and Officers
William V. Carey(1)	4,327,223	(6)	8.80%
James Archbold	201,562	(7)	0.41%
Chris Biedermann	63,750	(8)	0.13%
Evangelos Evangelou	157,625	(9)	0.32%
David Bailey	54,749	(10)	0.11%
N. Scott Fine	20,186	(11)	0.04%
Tony Housh	83,124	(12)	0.17%
Robert Koch	35,973	(13)	0.07%
Jan W. Laskowski	96,999	(14)	0.20%
Markus Sieger	29,374	(15)	0.06%
Sergey Kupriyanov	161,160		0.33%
Marek Forysiak	0		0%
All directors and executive officers as a group	5,231,725		10.63%

5% Shareholders
Mark Kaoufman(2) The Whitehall Group 26, Pravdy Str., Moscow, 127137 Russian Federation	2,931,248		5.96%
Takirra Investment Corporation N.V.(3) De Boelelaan 7 1083 HJ Amsterdam The Netherlands	2,537,128		5.16%
Direct Financing Limited(4) Drake Chambers, P.O. Box 3321 Road Town, Tortola, British Virgin Islands	2,238,806	(16)	4.55%

Total	12,938,907		26.30%

(1)

Includes 176,381 shares owned by WVC 2007 Family LLC (the “LLC”), 2,244,749 shares owned directly by Mr. Carey as Trustee of the William V. Carey Revocable Trust, 400,000 shares owned by the William V. Carey 2008 GRAT (of which Mr. Carey is the trustee), 487,858 shares owned by the William V. Carey 2008 GRAT (A) (of which Mr. Carey is the Trustee), 487,858 shares owned by the William V. Carey 2008 GRAT (B) (of which Mr. Carey is the Trustee), 152,500 shares owned by Mr. Carey’s spouse (though Mr. Carey disclaims beneficial ownership of those shares owned by his spouse), and options to purchase 275,750 shares that are currently exercisable or that become exercisable within 60 days of March 23, 2009. Also includes 2,085,122 shares pledged as security to an entity unaffiliated with the Company. Mr. Carey is the sole manager and one of two members of the LLC. The other member is The Hanna T. Carey 2007 Family

Trust UAD 12/3/07, a trust formed by Mr. Carey’s spouse for the benefit of their children (the “Trust”). Mr. Carey owns 98.46% of the LLC and the Trust owns the remaining 1.54% of the LLC.
(2)	The information in this table for Mark Kaoufman is based solely on a Schedule 13D filed by Mr. Kaoufman with the SEC on March 6, 2009 regarding his beneficial ownership of the Company’s common stock.
(3)	Takirra Investment Corporation N.V. is a company incorporated in the Netherlands Antilles.
(4)	Direct Financing Limited is an affiliate of White Horse Intervest Limited. The Company acquired from White Horse 85% of the capital stock of Copecresto Enterprises Limited, which owns various production and distribution assets including the Parliament vodka trademarks in Russia and abroad, for total consideration of $180,335,257 in cash and 2,238,806 shares of the Company’s common stock. The cash consideration was paid to White Horse and the shares were delivered to Direct Financing.
(5)	Percentage of shares does not include 246,037 treasury shares held by the Company.
(6)	Includes 275,750 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(7)	Includes 180,187 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(8)	Includes 60,000 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(9)	Includes 148,125 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(10)	Includes 44,249 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(11)	Includes 10,062 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(12)	Includes 82,337 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(13)	Includes 31,998 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(14)	Includes 96,999 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(15)	Includes 29,374 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 23, 2009.
(16)	The 2,238,806 shares listed here include the 250,000 the shares that were delivered upon the consummation of certain fixed asset purchase transactions. See note 3.

Related Party Transactions

It is the Company’s policy that directors, officers and any other person that is a related person within the meaning of SEC regulation are required to report any related party transactions to the Chief Executive Officer. All such transactions also are required to be reported to the Audit Committee, which, with the assistance of legal counsel and such other advisors as it deems appropriate, is responsible for reviewing and approving or ratifying any related party transaction. The Audit Committee intends to approve only those related party transactions that it believes are in, or not inconsistent with, the best interests of the Company. A written policy to this affect has been adopted by the board of directors. A related party transaction is defined as any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. A related person is:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, every quarter, a report maintained by the Company’s accounting staff is reviewed and approved by the Chief Executive Officer and Chief Financial Officer. The Audit Committee of the Board of Directors conducts an annual review of all transactions between related parties and the Company.

In January of 2005, the Company entered into a rental agreement for a facility located in northern Poland, which is 33% owned by the Company’s Chief Operating Officer. The monthly rent to be paid by the Company for this location is approximately $16,300 per month and relates to facilities to be shared by two subsidiaries of the Company.

During the twelve months of 2008, the Company made sales to a restaurant which is partially owned by the Chief Executive Officer of the Company. All sales were made on normal commercial terms, and total sales for the twelve months ended December 31, 2008 and 2007 were approximately $73,000 and $129,000.

On March 13, 2008, the Company acquired 85% of the capital stock of Copecresto Enterprises Limited, a Cypriot corporation, from White Horse Intervest Limited, a British Virgin Islands Company, pursuant to a Share Sale and Purchase Agreement date March 11, 2008, by and among the Company, White Horse, Bols Sp. z o.o., a wholly-owned subsidiary of the Company, and William V. Carey, Chairman, President and Chief Executive Officer of the Company. Copecresto owns various production and distribution assets including the Parliament vodka trademarks in Russia and abroad. In connection with the transaction, the Company paid consideration of $180,335,257 in cash to White Horse and 2,238,806 shares of the Company’s common stock to Direct Financing Limited, a British Virgin Island Company and affiliate of White Horse. The aggregate 2,238,806 shares, which had a market value of approximately $129,157,000 as of the closing on March 13, 2008 based on the closing share price of the Company’s common stock on that date, result in Direct Financing beneficially owning more than five percent of the outstanding common stock of the Company.

Mr. Sergey Kupriyanov has entered into an employment agreement with OOO Parliament Distribution, a wholly-owned subsidiary of Copecresto, to serve as the general director of OOO Parliament Distribution. Pursuant to this employment agreement, for his services as general director Mr. Kupriyanov receives an annual salary of 12,500,000 Russian Rubles, which has a value of approximately $504,649 based on current exchange rates. Mr. Kupriyanov is a shareholder of both of White Horse and Direct Financing, and is a current director and nominee for election to the board of directors at the annual meeting, whose nomination as a director was agreed upon in the Share Sale and Purchase Agreement governing the transaction.

RATIFICATION OF THE APPOINTMENT

OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

(PROPOSAL 2)

On November 10, 2008, the audit committee of the board of directors selected and appointed PricewaterhouseCoopers to serve as the Company’s independent public accountants for the year ending December 31, 2009, to audit the consolidated financial statements of the Company, subject to ratification by the stockholders at the annual meeting. PricewaterhouseCoopers have served as the Company’s independent public accountants since March 18, 2003.

Stockholder ratification of Proposal 2 is not required by the Company’s bylaws or otherwise. However, the board of directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the audit committee of the board will reconsider whether or not to retain PricewaterhouseCoopers. Even if Proposal 2 is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent accountant at any time during the year if the audit committee of the board determines that such a change would be in the best interests of the Company and its stockholders.

Though a representative of PricewaterhouseCoopers will have the opportunity to be present at the annual meeting and make a statement if they desire to do so, no such representative is expected to be present or available to respond to questions.

Fees Paid to Independent Auditors and Other Information

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by PricewaterhouseCoopers:

	2008	2007
Audit fees	$1,497,054	$899,681
Audit-related fees(1)	$306,747	$128,776
Tax fees(2)	—	$7,300
All other fees(3)	$314,612	$862,045

Total fees	$2,118,413	$1,897,802

(1)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.”
(2)	Tax fees include fees for professional services related to tax compliance, tax advice and tax planning.
(3)	All other fees include fees for professional services rendered in connection with translation services

The audit committee currently pre-approves all audit and permissible non-audit services prior to commencement of services. During 2007 and 2008, the audit committee pre-approved 100% of the total fees to PricewaterhouseCoopers.

The audit committee has determined the rendering of all other non-audit services by PricewaterhouseCoopers is compatible with maintaining the auditor’s independence.

During 2008, none of the total hours expended on the Company’s financial audit by PricewaterhouseCoopers were provided by persons other than full-time, permanent employees of PricewaterhouseCoopers.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the common stock of the Company to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the common stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to 2008 or upon written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any proposal or proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2009 annual meeting of stockholders or to be properly brought before such meeting of stockholders must be received at the Company’s principal executive offices no later than December 4, 2009, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2010 annual meeting of stockholders any stockholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable rules and regulations of the SEC in effect at the time such proposal is received. Any such proposal should be delivered to the Company at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 attention: James Archbold, Vice President.

A stockholder’s notice to the Secretary must comply with applicable SEC regulations and set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) such other information as is specified in the Company’s by-laws.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would like to obtain another copy of the proxy, please contact James Archbold, Vice President, at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, 19004, telephone (610) 660-7817. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The board of directors does not know of any other matters to be presented for a vote at the annual meeting. If, however, any other matter should properly come before the annual meeting or any adjournment or postponement of the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the board, or in the absence of such direction, in their own best judgment.

By Order of the Board of Directors,

William V. Carey

Chairman and Chief Executive Officer

Bala Cynwyd, Pennsylvania

March 26, 2009

A copy of the annual report to stockholders for the fiscal year ended December 31, 2008 accompanies this proxy statement. The Company will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee and receipt of a request addressed to the Corporate Secretary, Central European Distribution Corporation, Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004. This fee will be limited to the Company’s reasonable expenses in providing the exhibits.

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

April 30, 2009

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on April 30, 2009:

The proxy statement and annual report to security holders are available at http://cedcreports.pl

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20830000000000000000 4	050108

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL (2).

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN

1. Election of the board of directors’ eight (8) nominees to the board of directors, to serve until the 2010 Annual Meeting of Stockholders.			2. For ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year 2009.	☐	☐	☐

NOMINEES:

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O WILLIAM V. CAREY O DAVID BAILEY O N. SCOTT FINE O MAREK FORYSIAK O ROBERT P. KOCH O JAN W. LASKOWSKI O MARKUS SIEGER O SERGEY KUPRIYANOV

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1) and (2) unless the stockholder specifies otherwise (in which case it will be voted as specified).

Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Board of Directors on any other matter which may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR proposal 2.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐	¢

PROXY

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Solicited on behalf of the Board of Directors)

The undersigned holder of common stock of Central European Distribution Corporation, revoking all proxies heretofore given, hereby constitutes and appoints William V. Carey as Proxy, with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of the said stock, according to the number of votes and with all the powers the undersigned would possess if personally present at the annual meeting of Stockholders of Central European Distribution Corporation to be held on April 30, 2009, at 9:00 a.m., local time, at the offices of Dewey & LeBoeuf LLP, at 1301 Avenue of the Americas, New York, NY, and at any adjournments or postponements that may take place.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

¢	14475	¢